THE DERBY CYCLE CORPORATION
LYON INVESTMENTS B.V.
c/o Raleigh USA Bicycle Co.
22710 72nd Avenue South
Kent, Washington 98032

                                                          London, 6 October 1998


Dear Sirs,

Lyon Investments B.V. Exchange Offer
------------------------------------

We have acted as legal advisers to Lyon Investments B.V. (the "COMPANY") for the purpose of rendering an opinion on certain matters of Dutch law in connection with the exchange by the Company of (i) USD 100,000,000 10% Senior Notes due 2008 (the "USD EXCHANGE NOTES") for its USD 100,000,000 Senior Notes due 2008 and (ii) DEM 110,000,000 9 3/8% Senior Notes due 2008 (the "DEM EXCHANGE NOTES") for its 110,000,000 of 9 3/8% Senior Notes due 2008 (the USD Exchange Notes and the DEM Exchange Notes jointly the "EXCHANGE NOTES") jointly and severally with The Derby Cycle Corporation ("DCC").

For the purposes of this opinion, we have examined and relied only on the documents listed in Schedule 1 and Schedule 2, which shall form part of this opinion. The documents listed in Schedule 1 are referred to as the "DOCUMENTS" and the documents listed in Schedule 2 as the "CERTIFICATES".

Unless otherwise defined in this opinion or unless the context otherwise requires, words and expressions defined in the Purchase Agreement shall have the same meanings when used in this opinion.

In connection with our examination and in giving this opinion, we have assumed:

(a) the genuineness of the signatures to the Documents and the Certificates, the authenticity and completeness of the Documents and the Certificates submitted to us as originals, the conformity to the original documents of the Documents and the Certificates submitted to us as copies and the authenticity and completeness of those original documents;

(b) the legal capacity (handelingsbekwaamheid) of the natural persons acting on behalf of the parties, the due incorporation and valid existence of, the power, authority and legal rights of, and the due authorization and execution of the Documents by, the parties thereto (other than the Company) under any applicable law (other than Dutch law);

(c) the due compliance with all matters of, and the validity, binding effect and enforceability of the Documents and any power of attorney issued by the Company under, any applicable law (other than Dutch law) and in any jurisdiction (other than The Netherlands) in which an obligation under the Documents falls to be performed;

(d) the accuracy, completeness, validity and binding effect of the Certificates and the matters certified or evidenced thereby at the date hereof and any other relevant date;

(e) the due execution by the parties thereto of the Documents submitted to and examined by us in draft in the form of those drafts; and

(f) that the distribution of the Prospectus or any documents forming part thereof or any other documents or information relating to the Company and/or DCC and/or the Exchange Notes and any and all offers, sales, transfers and deliveries of the Exchange Notes have been and will be made in conformity with the provisions of the Prospectus, including, without limitation, the selling restrictions set out therein and that the Company and DCC shall at all times comply with the terms and conditions of the Exemption.

This opinion is given only with respect to Dutch law as generally interpreted and applied by the Dutch courts at the date of this opinion. As to matters of fact we have relied on the Certificates and the representations and warranties contained in or made pursuant to the Documents. We do not express an opinion on the completeness or accuracy of the representations or warranties made by the parties to the Documents, matters of fact, matters of foreign law, international law, including, without limitation, the law of the European Union, and tax and anti-trust law, except to the extent that those representations and warranties and matters of fact and law are explicitly covered by the opinions below. No opinion is given on commercial, accounting or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

Based on and subject to the foregoing, and subject to the qualifications set out below and the matters of fact, documents or events not disclosed to us, we express the following opinions:

1 The Company is duly incorporated and validly existing under the law of The Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

2 The Company has the corporate power and authority to issue the Exchange Notes, to perform its obligations thereunder and to consummate the transactions contemplated therein.

3 The Company has taken all necessary corporate action to authorize the issue of the Exchange Notes, the performance of its obligations thereunder and the consummation of the transactions contemplated therein.

4 The Exchange Notes, when duly executed on behalf of the Company under any applicable law in accordance with the Indentures, the Exchange and Registration Rights Agreement and the Prospectus, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

The opinions expressed above are subject to the following qualifications:

(A) Our opinions expressed herein are subject to and limited by applicable bankruptcy, insolvency, reorganization, suspension of payment and other laws relating to or affecting the protection or enforcement of priorities and creditors' rights generally.

(B) Delivery of documents is not a concept of Dutch law and we have therefore assumed the due delivery of the Documents by the parties thereto under any applicable law in which such concept is relevant.

(C) An assignment or a transfer of rights or obligations or both under a Document or a change to the parties thereto may not be valid, legally binding and enforceable or affect the validity, binding effect and enforceability of the other Documents in the absence of further agreement and documentation.

(D) The enforcement in The Netherlands of the Documents is subject to the Dutch rules of civil procedure as applied by the Dutch courts.

(E) The availability in the Dutch courts of remedies, such as injunction and specific performance, is at the discretion of the courts.

(F) The Dutch courts may stay or refer proceedings if concurrent proceedings are being brought elsewhere.

(G) The Dutch courts may render judgments for a monetary amount in foreign currencies, but those foreign currency amounts may be converted into Dutch Guilders for enforcement purposes. Foreign currency amounts claimed in a Dutch (provisional) suspension of payment or bankruptcy proceeding will be converted into Dutch Guilders at the rate prevailing at the date of commencement of that proceeding.

(H) The choice of the laws of the State of New York to govern the Documents and the Exchange Notes would be upheld by the Dutch courts, except that under the rules of Dutch private international law and those of the Convention on the Law Applicable to Contractual Relations of 19 June 1980 (the "ROME CONVENTION"), (i) effect may be given to the mandatory rules of the law of another country with which the situation has a close connection, if and insofar as, under the law of that other country, those rules must be applied whatever the law applicable to the contract (Article 7 of the Rome Convention) or (ii) the application of a term or condition of the Documents and the Exchange Notes or a rule of foreign law applicable thereto under the Rome Convention may be refused, if that application is manifestly incompatible with Dutch public policy (Article 16 of the Rome Convention). With the express reservation that we are not qualified to assess the exact meaning and consequences of the respective terms and conditions of the Documents and the Exchange Notes under the laws of the State of New York, on the face thereof, we are not aware of any term or condition therein which is likely to give rise to situations where the mandatory rules of Dutch law will be applied by the Dutch courts irrespective of the law otherwise applicable or which appear to be prima facie manifestly incompatible with Dutch public policy.

(I) With respect to the relationships of an international character arising from the Documents and the Exchange Notes which have been executed by an attorney pursuant to any power of attorney issued by the Company, we have assumed that any foreign law applicable thereto under the Convention on the Law applicable to Agency of 14 March 1978 (the "AGENCY CONVENTION") does not affect this opinion. In addition we note that Articles 16 and 17 of the Agency Convention contain restrictions similar to those contained in Articles 7 and 16 of the Rome Convention.

(J) Under the Dutch rules of corporate benefit, financial assistance and fraudulent preference, the validity of a legal act (such as the execution of an agreement or the giving of guarantees or security) performed by a Dutch company or governed by Dutch law may be contested. Without purporting to be comprehensive, we would particularly draw your attention to the following points:

     (a) the validity of a legal act performed by a company may be contested by the company or, in case of its bankruptcy, its public receiver in bankruptcy (curator), if as a result the objects as stated in the articles of the company or the principles of corporate (financial) benefit are transgressed and the party which dealt with the company is aware of that transgression or, without personal investigation, should have been so aware;

     (b) it is prohibited for a Dutch private company with limited liability to give guarantees or security or to act as joint and several debtor or to make loans (unless the loans do not exceed the amount of the freely distributable reserves of that company and are permitted under its articles of association) for the purpose of the subscription or other acquisition by third parties of shares in that company or of depositary receipts (certificaten) issued in exchange for those shares. This prohibition also extends to its subsidiaries; and

     (c) if a legal act performed by a company is prejudicial to the interests of the creditors of that company, the validity of that legal act may in certain circumstances be contested by those creditors or the public receiver in bankruptcy of that company.

(K) Our opinions expressed herein in respect of the Company may be affected by the rules of good faith (redelijkheid en billijkheid) which under Dutch law govern the relationship between a Dutch legal entity and the persons which are concerned with its organization.

(L) Any payment by the Company under or in connection with any of the Documents or the Exchange Notes to or from non-residents of The Netherlands should be notified to the Dutch Central Bank (De Nederlandsche Bank N.V.) in accordance with the Reporting Instructions relating to Foreign Payments 1994 (Rapportagevoorschriften buitenlands betalingsverkeer 1994) issued by the Dutch Central Bank pursuant to Article 7 of the External Financial Relations Act 1994 (Wet financiele betrekkingen buitenland 1994). Failure to so notify any payments will not affect the validity of the Documents and the Exchange Notes.

(M) Pursuant to the Securities Markets (Supervision) Act 1995 (Wet toezicht effectenverkeer 1995) the Prospectus should be submitted to the Securities Board of The Netherlands (Stichting Toezicht Effectenverkeer) prior to the offering of the Exchange Notes. In addition, under the Securities Markets (Supervision) Act 1995 the Company would have to comply with certain on-going information requirements upon the issue of the Exchange Notes.

(N) Pursuant to the Securities Markets (Supervision) Act 1995 persons, firms or companies (regardless of where they are domiciled) may only provide intermediary services in respect Exchange Notes of the (which includes the placement of the Exchange Notes ), if they are licensed by the Securities Board of The Netherlands.

(O) The execution of the Exchange Notes on behalf of the Company in facsimile, where such facsimile shows the signature of any two Managing Directors of the Company or a duly authorised attorney on behalf of the Company, will be binding on the Company if such facsimile signature is printed on the Exchange Notes by a person duly authorised on behalf of the Company and provided that any power of attorney granted by the Company in connection with the dating, authentication, completion and issue of the Exchange Notes has not been terminated as set out in paragraph (P) below.

(P) A power of attorney granted by a Dutch company will automatically, i.e. by operation of law, terminate upon the bankruptcy of that company or become ineffective, when that company has been granted a (provisional) suspension of payment. To the extent that the appointment of a process agent by a Dutch company constitutes the granting of a power of attorney to that process agent, the service of process on that agent on or after the date on which that company has been declared bankrupt or it has been granted a (provisional) suspension of payment, would not be valid and effective, except to the extent authorized by the public receiver in bankruptcy or administrator, as the case may be.

(Q) We do not express any opinion on any obligation of the Company under the Documents or the Exchange Notes to hold any monies or other assets in trust.

(R) We have assumed that the Extract fully and accurately reflect the corporate status and position of the Company. It is noted, however, that the Extract may not completely and accurately reflect that status and position insofar as there may be a delay between the taking of a corporate action (such as the issuance of shares, the appointment or removal of a director, a winding-up or (provisional) suspension of payment resolution or the making of a court order, like a winding-up, (provisional) suspension of payment or bankruptcy order) and the filing of the necessary documentation at the Commercial Register and a further delay between that filing and an entry appearing on the file of the relevant party at the Commercial Register.

(S) We note that it is to be expected that as from 1 January 1999 the lawful currency of each of the Member States of the European Union, which will from that date participate in the Economic and Monetary Union, will be replaced by the euro, and that as from a date to be set by those Member States (which date may be no later than 1 January 2002) the obligations in the lawful currency of a participating Member State can only be discharged in euro.

(T) We have assumed that foreign law which may apply with respect to the Documents, the Exchange Notes or the transactions contemplated thereby would not be such as to affect this opinion.

(U) We assume that the Documents remain in full force and effect and have not been amended, modified, nullified or terminated or have not otherwise ceased to be in full force and effect.

This opinion, which is strictly limited to the matters stated herein and which is not to be read as extending by implication to other matters in connection with the Documents or otherwise, is given subject to the conditions, including the limitation of liability, set out at the bottom of the front page of this opinion, and on the basis that it is governed by and to be construed in accordance with Dutch law and that any action, arising out of it, is to be determined by the competent court in Amsterdam which shall have exclusive jurisdiction in relation thereto. We do not assume any obligation to advise you (or any other person entitled to rely on this opinion) of subsequent changes in, or in the interpretation of, Dutch law.

This opinion is given solely for your benefit in this particular matter and the context specified herein. It may not, without our prior written consent, be transmitted or otherwise disclosed to, or relied upon by, others, referred to in other matters or context whatsoever, or be quoted or made public in any way. In addition, we hereby consent to the reference to us under the heading "Legal Matters" in the Registration Statement on the Form S-4.

Yours faithfully,
TRENITE VAN DOORNE

                                  SCHEDULE 1
                                  ----------

                                   Documents
                                   ---------

(a) an executed copy of a Purchase Agreement, dated 7 May 1998 and made between Chase Securities Inc., Chase Manhattan Bank AG, Chase Manhattan International Limited, DCC and the Company (the "PURCHASE AGREEMENT");

(b) drafts of a Dollar Securities Indenture to be dated as of 14 May 1998 and to be made between IBJ Schroder Bank & Trust Company, DCC and the Company and a DM Securities Indenture to be dated as of 14 May 1998 and to be made between IBJ Schroder Bank & Trust Company, DCC and the Company (jointly the "INDENTURES");

(c) an execution copy of an Exchange and Registration Rights Agreement to be dated 14 May 1998 and to be made between the Company, DCC, Chase Securities Inc., Chase Manhattan Bank AG and Chase Manhattan International Limited (the "EXCHANGE AND REGISTRATION RIGHTS AGREEMENT"); and

(d) the forms of Exchange Notes.

                                   * * * * *

                                  SCHEDULE 2
                                  ----------

                                 Certificates
                                 ------------

(a) a copy of the articles of association (statuten) of the Company as amended on 23 April 1998 (the "ARTICLES");

(b) an extract in respect of the Company from the Commercial Register (Handelsregister) in Amsterdam, The Netherlands, dated 4 May 1998, confirmed to us by telephone by the Commercial Register to have remained unchanged between 4 May 1998 and the date hereof (the "EXTRACT");

(c) a copy of the resolutions of the Board of Managing Directors (bestuur) of the Company, dated 9 May 1998;

(d) a copy of the resolutions of the general meeting of shareholders of the Company, dated 9 May 1997;

(e) a copy of the shareholders register of the Company (the "SHAREHOLDERS REGISTER");

(f) a copy of a Registration Statement on Form S-4 dated 6 October 1998 with a Prospectus prepared in connection with the issue by the Company of the Exchange Notes (the "PROSPECTUS");

(g) a copy of a letter from the Dutch Central Bank (De Nederlandsche Bank N.V.) dated 23 April 1998 (the "EXEMPTION"); and

(h) a copy of a legal opinion dated 6 October 1998 and issued by Kirkland & Ellis in relation to the Exchange Offer.

                                   * * * * *